Exhibit 99.1

Contacts:	Stephen N. Joffe Chairman and CEO LCA-Vision Inc. (513) 792-9292	Jody Cain Lippert/Heilshorn & Associates (310) 691-7100 jcain@lhai.com

LCA-VISION ANNOUNCES QUARTERLY STOCK DIVIDEND

Company Cites Continued Outstanding Financial Performance

CINCINNATI (August 19, 2004) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of fixed-site laser vision correction services at its LasikPlus vision centers, today announced the Board of Directors voted to approve regular quarterly dividends beginning with a dividend of $0.08 per share, declared payable on September 9, 2004 to shareholders of record as of September 2, 2004.

     “This action on the part of our Board is in recognition of the Company’s strong financial performance, which has exceeded our projections for growth in revenue and EPS,” stated Stephen N. Joffe, LCA-Vision chairman and chief executive officer. “We are pleased to reward shareholders with a portion of the cash flow we are generating from our proven business model while meeting our expansion goals and continuing to evaluate opportunistic transactions.”

     LCA-Vision currently operates 44 laser vision correction centers, including 40 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States, three joint ventures in Canada and one joint venture in Europe.

This press release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission including, but not limited to, its Forms 10-K and 10-Q.

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